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                                                                     Exhibit 5.1





                                  May 17, 2001


Tellium, Inc.
Two Crescent Place
Oceanport, New Jersey  07757

Ladies and Gentlemen:

     We have acted as special counsel for Tellium, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-1, as amended (No. 333-46362), and a new registration statement filed under Rule 462(b) (the "New Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"). The New Registration Statement covers the underwritten public offering of an additional 1,500,000 shares of the Company's common stock, $.001 par value (the "Shares") and an over-allotment option of up to an additional 225,000 shares of the Company's common stock, $.001 par value (the "Additional Shares").

     With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. In all examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.
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   May 17, 2001                                                 Page 2
   Tellium, Inc.


     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares, when issued, delivered and paid for as contemplated by the New Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Additional Shares that may be offered by the Company, when issued, delivered and paid for as contemplated by the New Registration Statement, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the New Registration Statement and to the reference to this firm under the caption "Legal Matters" in the New Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,

                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                        /s/ Vasiliki B. Tsaganos
                    By:---------------------------------------
                        Vasiliki B. Tsaganos